                                                                                                        EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AtheroGenics Refines Timing of ARISE Clinical Trial Top-line Results

ATLANTA, Ga. - January 8, 2007 - AtheroGenics, Inc. (Nasdaq: AGIX) today provided updated information on its pivotal Phase III clinical trial, ARISE (Aggressive Reduction of Inflammation Stops Events), studying AGI-1067, its novel oral drug candidate in patients with coronary artery disease.

AtheroGenics today reiterated its guidance that the ARISE top line results will be available early in 2007. The Company further refined its guidance to indicate that the results will likely be available no sooner than late in the first quarter. At this point in time, the ARISE data base remains blinded and the Company continues to work towards its goal of presenting the results at the American College of Cardiology Scientific Sessions in March 2007.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has two drug development programs currently in the clinic. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III ARISE clinical trial as an oral therapy for the treatment of atherosclerosis, in collaboration with AstraZeneca. AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Astellas. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma utilizing its proprietary vascular protectant® technology. For more information about AtheroGenics, please visit http://www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about clinical trial results, our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the third quarter of 2006. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	AtheroGenics, Inc.	Media Inquiries	Investor Relations
Mark P. Colonnese	Donna L. Glasky	Jayme Maniatis of Dana Conti	Lilian Stern
Chief Financial Officer	Corporate Communications	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	678-336-2517	781-684-0770	212-362-1200
investor@atherogenics.com	investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com